Exhibit 99.1
T-3 Energy Services, Inc. Announces Third Quarter 2007 Earnings
HOUSTON, TEXAS, (PRIMEZONE WIRE) — November 5, 2007. T-3 Energy Services, Inc. (“T-3 Energy”) (NASDAQ:TTES — News) reported third quarter 2007 income from continuing operations of $7.2 million, or $0.58 per diluted share, up 41% and 26%, respectively, from $5.1 million or $0.46 per diluted share for the third quarter of 2006. Year to date 2007 income from continuing operations of $18.0 million, or $1.52 per diluted share, was up 35% and 24%, respectively, from $13.4 million, or $1.23 per diluted share, reported during 2006. Revenues for the third quarter of 2007 increased 20% to $53.2 million from $44.2 million for the same period in 2006. Year to date 2007 revenues increased 30% to $153.1 million from $117.9 million for the same period in 2006. The year to date 2007 financial results include a Q2 2007 charge, net of tax, of $1.9 million, associated with a change of control payment and the immediate vesting of previously unvested stock options and restricted stock held by Gus D. Halas, the Company’s Chairman, President and Chief Executive Officer, pursuant to the terms of his then existing employment agreement. The third quarter 2006 and year to date 2006 financial results include a charge, net of tax, of $0.3 million, related to terminated public offering costs. Excluding the impact of these change of control and public offering costs, the Company’s year to date 2007 income from continuing operations and diluted earnings per share increased 47% and 34%, respectively, from $13.6 million and $1.25 per diluted share in 2006 to $20.0 million and $1.68 per diluted share in 2007.
For the third quarter of 2007 and year to date 2007, the Company reported Adjusted EBITDA (defined as income from continuing operations, excluding the change of control compensation charge and public offering costs, plus interest expense, net of interest income, provision for income taxes and depreciation and amortization), of $12.0 million and $33.9 million, respectively, a 25% and 37% increase over the same periods for 2006, respectively.
The Company’s quarterly revenues continue to increase due to the continued strong demand for its original equipment products and services and its increase in manufacturing capacity through improvements and geographic expansion. The Company’s original equipment product revenues accounted for approximately 76% of total revenues for the third quarter of 2007 as compared to 65% of total revenues for the third quarter of 2006.
As a result of the continued strong demand for the Company’s products and services, its backlog and quoting activity continues to be strong. As of September 30, 2007, backlog was $58.7 million. Outstanding quotes in the pressure control group increased approximately 13% from September 2006 to September 2007. Outstanding quotes, excluding recently acquired Energy Equipment Corporation and HP&T Products, Inc, are at $213.6 million as of November 2, 2007. Based on our historical hit rate, the outstanding quote activity should yield favorable results. The Company believes backlog volumes will continue to fluctuate due to growing international sales, as international orders tend to be more complex due to several factors, including financing, legal arrangements, agent structures, engineering demands and delivery logistics.

Gus D. Halas, T-3 Energy’s Chairman, President and Chief Executive Officer commented, “The continuing increase in demand for our original equipment products and the increase in our manufacturing capacity have resulted in an increase in our revenues for the third quarter. Our outstanding quotes continue to grow from previous periods and our backlog remains steady even with the increase in shipments of all of our original equipment products. Our focused efforts on the manufacturing and selling of our T-3 branded wellhead product line, the completion of our aftermarket repair capacity expansion program and the introduction of our subsea blowout preventer line should provide incremental revenues beginning in 2008. Additionally, we are excited about our recently announced acquisitions of Energy Equipment Corporation and HP&T Products, Inc. and believe that the addition of their proprietary products and extensive manufacturing and service capabilities promises to yield great opportunities for T-3 Energy’s customers.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.
Certain comments contained in this news release concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the T-3 Energy Services, Inc. Quarterly Report on Form 10-Q for the period ending September 30, 2007 and its Annual Report on Form 10-K for the year ended December 31, 2006 and other filings of the Company with the Securities and Exchange Commission.
Non-GAAP Financial Measures. Certain information discussed in this news release are considered non-GAAP financial measures. See the Supplementary Data — Schedule 1 in this news release for the corresponding reconciliations to GAAP financial measures for the periods ended September 30, 2007 and 2006. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.

Contact:	Michael T. Mino
Vice President and Chief Financial Officer
713-996-4110
mmino@t3es.com

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Revenues:
Products	$42,903	$33,439	$121,743	$86,903
Services	10,327	10,744	31,320	31,028

	53,230	44,183	153,063	117,931

Cost of revenues:
Products	27,493	20,826	77,332	55,349
Services	6,370	6,529	19,125	18,515

	33,863	27,355	96,457	73,864

Gross profit	19,367	16,828	56,606	44,067

Operating expenses	8,789	8,723	29,230	23,056

Income from operations	10,578	8,105	27,376	21,011

Interest expense	98	234	354	744

Interest income	(424)	(6)	(705)	(18)

Equity in earnings of unconsolidated affiliate	(175)	—	(485)	—

Other income, net	(126)	(205)	(295)	(681)

Income from continuing operations before provision for income taxes	11,205	8,082	28,507	20,966

Provision for income taxes	3,984	2,978	10,474	7,613

Income from continuing operations	7,221	5,104	18,033	13,353

Loss from discontinued operations, net of tax	(92)	(20)	(1,167)	(150)

Net income	$7,129	$5,084	$16,866	$13,203

Basic earnings (loss) per common share:
Continuing operations	$.59	$.48	$1.56	$1.26

Discontinued operations	$—	$—	$(.10)	$(.01)

Net income per common share	$.59	$.48	$1.46	$1.25

Diluted earnings (loss) per common share:
Continuing operations	$.58	$.46	$1.52	$1.23

Discontinued operations	$(.01)	$—	$(.10)	$(.01)

Net income per common share	$.57	$.46	$1.42	$1.22

Weighted average common shares outstanding:
Basic	12,170	10,625	11,550	10,601

Diluted	12,523	11,003	11,879	10,881

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for share amounts)

	September 30,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$35,967	$3,393
Accounts receivable — trade, net	29,813	25,634
Inventories	39,289	27,227
Notes receivable, current portion	48	14
Deferred income taxes	3,231	2,208
Prepaids and other current assets	3,660	5,557

Total current assets	112,008	64,033

Property and equipment, net	26,343	24,639
Notes receivable, less current portion	291	325
Goodwill, net	71,759	70,569
Other intangible assets, net	2,306	2,510
Equity investment in unconsolidated affiliate	945	—
Other assets	806	567

Total assets	$214,458	$162,643

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable — trade	$15,797	$14,453
Accrued expenses and other	14,789	14,457
Current maturities of long-term debt	—	85

Total current liabilities	30,586	28,995

Other long-term liabilities	1,070	34
Deferred income taxes	3,986	3,454

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value, 25,000,000 and 5,000,000 shares authorized at September 30, 2007 and December 31, 2006, respectively, no shares issued or outstanding	—	—
Common stock, $.001 par value, 50,000,000 and 20,000,000 shares authorized at September 30, 2007 and December 31, 2006, respectively, 12,201,359 and 10,762,016 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	12	11
Warrants, 13,919 and 327,862 issued and outstanding at September 30, 2007 and December 31, 2006, respectively	27	644
Additional paid-in capital	157,111	126,054
Retained earnings	18,655	2,672
Accumulated other comprehensive income	3,011	779

Total stockholders’ equity	178,816	130,160

Total liabilities and stockholders’ equity	$214,458	$162,643

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
SUPPLEMENTARY DATA — SCHEDULE 1 (UNAUDITED)
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
INCOME FROM CONTINUING OPERATIONS:
GAAP Income from continuing operations	$7,221	$5,104	$18,033	$13,353
Change of control charge, net of tax	—	—	1,929	—
Public offering costs, net of tax	—	261	—	261

Non-GAAP Income from continuing operations (B)	$7,221	$5,365	$19,962	$13,614

DILUTED EARNINGS PER SHARE:
GAAP continuing operations diluted earnings per share	$0.58	$0.46	$1.52	$1.23
Change of control charge, net of tax	—	—	0.16	—
Public offering costs, net of tax	—	0.02	—	0.02

Non-GAAP continuing operations diluted earnings per share (B)	$0.58	$0.48	$1.68	$1.25

ADJUSTED EBITDA:
GAAP Income from continuing operations	$7,221	$5,104	$18,033	$13,353
Change of control charge, net of tax	—	—	1,929	—
Public offering costs, net of tax	—	261	—	261
Provision for income taxes (C)	3,984	3,112	11,067	7,747
Depreciation and amortization	1,085	896	3,181	2,550
Interest Expense	98	234	354	744
Interest Income	(424)	(6)	(705)	(18)

Adjusted EBITDA (A)	$11,964	$9,601	$33,859	$24,637

(A) Adjusted EBITDA is a non-generally accepted accounting principle, or GAAP, financial measure equal to income from continuing operations, the most directly comparable GAAP measure, excluding the change of control compensation charge and public offering costs, plus interest expense, net of interest income, provision for income taxes, depreciation and amortization. We have presented Adjusted EBITDA because we use Adjusted EBITDA as an integral part of our internal reporting to measure our performance and to evaluate the performance of our senior management. We consider Adjusted EBITDA to be an important indicator of the operational strength of our business. Management uses Adjusted EBITDA:
•	as a measure of operating performance that assists us in comparing our performance on a consistent basis because it removes the impact of our capital structure and asset base from our operating results;

•	as a measure for budgeting and for evaluating actual results against our budgets;

•	to assess compliance with financial ratios and covenants included in our senior credit facility;

•	in communications with lenders concerning our financial performance; and

•	to evaluate the viability of potential acquisitions and overall rates of return.

Adjusted EBITDA eliminates the effect of considerable amounts of non-cash depreciation and amortization. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, we believe that Adjusted EBITDA provides useful information to our investors regarding our performance and overall results of operations. Adjusted EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either income from continuing operations as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, Adjusted EBITDA is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Adjusted EBITDA measure presented above may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.
(B) Non-GAAP income from continuing operations is equal to income from continuing operations plus the change of control compensation charge and public offering costs, net of tax. Non-GAAP continuing operations diluted earnings per share is equal to continuing operations diluted earnings per share plus the change of control compensation charge and public offering costs, net of tax per share. We have presented Non-GAAP income from continuing operations and Non-GAAP continuing operations diluted earnings per share because the Company believes that reporting income from continuing operations and diluted earnings per share excluding the change of control compensation costs and public offering costs provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of the operating results and as a means to emphasize the results of on-going operations.
(C) Provision for income taxes in the Adjusted EBITDA calculation has been increased by $593,000 for the tax effect of the change of control charge for the nine months ended September 30, 2007, and $134,000 for the tax effect of the public offering costs for the three and nine months ended September 30, 2006.